Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan and Advanced Micro Devices, Inc. 2017 Employee Stock Purchase Plan, of our reports dated February 21, 2017, with respect to the consolidated financial statements of Advanced Micro Devices, Inc. and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
May 8, 2017